Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 21, 2017, relating to the financial statements and financial highlights, which appears in Loomis Sayles Core Plus Bond Fund, Loomis Sayles Global Allocation Fund (formerly, Loomis Sayles Global Equity and Income Fund), Loomis Sayles Growth Fund, Loomis Sayles High Income Fund, Loomis Sayles Intermediate Duration Bond Fund, Loomis Sayles Investment Grade Bond Fund, Loomis Sayles Limited Term Government and Agency Fund, Loomis Sayles Strategic Income Fund, and Loomis Sayles Value Fund’s Annual Report on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

January 24, 2018